Exhibit (a)(5)(D)

Smith & Wesson Holding Corporation Announces Final Results of Tender Offer

SPRINGFIELD, Mass., July 29, 2013 — Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC), a leader in firearm manufacturing and design, today announced the final results of its fixed-price cash tender offer to purchase up to 6,818,181 at a purchase price of $11.00 per share (the “Offer”), which expired at 12:00 midnight, New York City time, on the evening of July 23, 2013.

Based on the final count by the depositary for the Offer, the company accepted for payment an aggregate of 1,417,233 shares of its common stock, at a total cost to the company of approximately $15.6 million, excluding fees and expenses relating to the Offer. These shares represent approximately 2.2 percent of shares issued and outstanding. Payment for the shares accepted for purchase under the Offer will be made promptly. The company expects to have approximately 63,000,000 shares of its common stock outstanding immediately following consummation of the Offer.

James Debney, President and CEO of Smith & Wesson, said, “We are pleased that the Offer provided us with an opportunity to deliver value to participating stockholders while increasing the proportional ownership of non-tendering stockholders. The Offer represents an important step in our overall plan to return capital to stockholders through our stock repurchase program. We remain authorized to purchase additional shares under that program in the open market or privately negotiated transactions.”

On June 13, 2013, the company announced that its Board of Directors had approved the repurchase of up to $100.0 million of the company’s outstanding common stock, including the repurchase for cash of up to $75.0 million of common stock by way of a fixed-price issuer tender offer, with the remaining authorized balance to be repurchased in the open market or privately negotiated transactions. Following the expiration of the Offer, the company remains authorized to repurchase up to approximately $84.4 million of common stock in the open market or privately negotiated transactions. In September 2013, the company expects to file with the Securities and Exchange Commission (the “SEC”) its quarterly report on Form 10-Q for the period ended July 31, 2013. Until that filing occurs, any open market purchases of its stock will be made pursuant to the terms of a trading plan the company established in June 2013 pursuant to rule 10b5-1.

Cowen and Company, LLC served as the dealer manager for the Offer and Innisfree M&A Incorporated served as the information agent for the Offer.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P® and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, log on to www.smith-wesson.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “anticipates,” “intends,” “expects,” “believes” and “will,” and similar words and phrases. Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the company’s overall plan to return capital to stockholders through its stock repurchase program, the company’s authorization to purchase additional share under the stock repurchase program in the open market or privately negotiated transactions, and the fact that any open market purchases made prior to the company’s filing of its next Form 10-Q will be made pursuant to the terms of a 10b5-1 trading plan. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2013. Investors should not place undue reliance on forward-looking statements as predictions of future results. The company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com